Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to Group 1 Automotive, Inc. of our report dated June , 2012, related to the financial statements and supplemental schedules of the Group 1 Automotive, Inc. 401(k) Savings Plan, included in this annual report on Form 11-K as of December 31, 2011 and 2010 and for the year ended December 31, 2011.

/s/ UHY LLP
UHY LLP
Houston, Texas

June 14, 2012